E X E L I X I S


For Immediate Release
---------------------

                                                                        Contact:
                                                            Jane M. Green, Ph.D.
                                        Vice President, Corporate Communications
                                                                  Exelixis, Inc.
                                                                  (650) 837-7579
                                                            jmgreen@exelixis.com
                                                            --------------------


             EXELIXIS ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - May 4, 2004 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the first quarter 2004.

For the quarter ended March 31, 2004, the company reported a net loss of approximately $28.8 million, or $0.40 per share, under generally accepted accounting principles (GAAP), compared to a GAAP net loss of $23.1 million, or $0.39 per share, for the quarter ended March 31, 2003. Excluding restructuring expense and non-cash charges for stock compensation and amortization of intangibles, the company reported a non-GAAP net loss of approximately $28.1 million, or $0.39 per share, for the quarter ended March 31, 2004. For the quarter ended March 31, 2003, the comparable non-GAAP net loss was approximately $22.4 million, or $0.38 per share. A reconciliation of GAAP net loss to non-GAAP net loss is set forth at the end of this press release.

At March 31, 2004, cash, cash equivalents, short-term investments and restricted cash totaled approximately $207.0 million, compared to $241.9 million at December 31, 2003.

For the quarter ended March 31, 2004, total revenues were approximately $11.9 million, compared to $12.3 million for the same period of 2003. The decrease from 2003 to 2004 was primarily a result of the successful conclusion of the company's collaboration with Protein Design Labs in May 2003, partially offset by an increase in revenues from compound deliveries under the company's combinatorial chemistry collaborations.

Research and development expenses for the quarter ended March 31, 2004 were $34.2 million, compared to $30.3 million for the equivalent period of 2003. The increase in 2004 from the 2003 level was driven primarily by increased expenses associated with advancing the company's clinical and pre-clinical development programs.

General and administrative expenses for the quarter ended March 31, 2004 were $5.6 million, compared to $5.2 million for the comparable period in 2003. The increase in 2004 as compared to 2003 was primarily due to merit pay increases for employees and an increase in facilities costs due to the company's March 2003 expansion into an additional building in South San Francisco, California.

"Exelixis achieved a high level of productivity in the first quarter of 2004, delivering better than expected financial results and making significant progress in expanding and advancing our development pipeline," said George A. Scangos, Ph.D., president and chief executive officer. "We filed an IND application for XL647 in February, which is now active, and we are on track to initiate the Phase 1 trial in the second quarter of 2004. XL999 is also on track and proceeding toward IND status around the end of the second quarter of 2004. We advanced two additional compounds, XL820 and XL880, into preclinical development, which, along with XL844, further builds our IND pipeline for 2005. We received orphan drug designation for XL119 and are finalizing preparations for initiating the Phase 3 trial in bile duct cancer, which is on track for the second quarter of 2004. Our current partners continue to be pleased with our performance, and we are progressing in our efforts to establish additional alliances that have the potential to leverage or enhance our research and development capabilities. We believe we are performing at a high level of organizational proficiency, operational efficiency and fiscal responsibility, and that we are off to a great start for the year."

Outlook
-------

With respect to financial expectations for the second quarter of 2004 as compared to the first quarter, we anticipate that revenues will increase in the range of 5 to 10% and that operating expenses, excluding non-cash and restructuring charges, will remain relatively flat. This guidance does not reflect the potential impact of any collaboration agreement, product in-licensing, equity offering or business combination that may be closed or entered into after March 31, 2004.

Exelixis' management will discuss the company's first quarter 2004 financial results and outlook as well as other developments in the company's business during a conference call beginning at 5:00 p.m. U.S. EDT today, Tuesday, May 4, 2004. To participate in the conference call, log onto www.exelixis.com and click
                                                      ----------------
on the webcast link under the heading "Investor Info" to access the live call. A copy of Exelixis' press releases, including this release, can be found on the company's website at www.exelixis.com under the heading "Press Room."
                     ----------------

Exelixis, Inc. (Nasdaq: EXEL) is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis' development pipeline includes: XL119, which is anticipated to enter a Phase 3 clinical trial as a potential treatment for bile duct tumors; XL784, which has completed a Phase 1 clinical trial; XL647, an anticancer compound that is anticipated to enter a Phase 1 clinical trial; XL999, XL844, XL820 and XL880, anticancer compounds that are potential IND candidates; and multiple compounds in preclinical development. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline and Bristol-Myers Squibb Company. The company has also established agricultural research collaborations with Bayer CropScience, Dow AgroSciences and Renessen LLC. Other partners include Merck & Co., Inc., Schering-Plough Research Institute, Inc., Cytokinetics, Inc., Elan Pharmaceuticals, Inc. and Scios Inc. For more information, please visit the company's web site at www.exelixis.com.
                                                    ----------------

This press release contains forward-looking statements, including without limitation statements related to our anticipated Phase 3 registration trial of XL119, the timing of a Phase 1 trial of XL647, potential INDs for XL999, XL844, XL820 and XL880 and potential additional INDs and the matters discussed in the "Outlook" section. Words such as "goal," "believes," "anticipates," "plans," "expects," "will," "on track," "slated" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Exelixis' ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties derived from future products developed from its research efforts under collaborative agreements; the rate of growth, if any, in-license and contract revenues; the timing and level of expenses associated with the growth of proprietary programs and the GlaxoSmithKline collaboration; the potential failure of clinical testing of Exelixis' product candidates to demonstrate safety and efficacy; the ability of Exelixis to file IND applications at the referenced times; the ability of Exelixis to conduct the Phase 3 clinical trial of XL119 sufficient to achieve FDA approval, or to initiate the planned Phase 3 clinical trial in the second quarter of 2004; the ability of Exelixis to successfully advance and develop additional preclinical compounds, including XL647, XL999, XL844, XL820, XL880 and others. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Annual Report on Form 10-K for the year ended December 31, 2003 and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

                        -see attached financials tables-


                                       EXELIXIS, INC.
                       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (in thousands, except per share data)


                                                                Three Months Ended March 31,
                                                                ----------------------------
                                                                     2004           2003
                                                                -------------  -------------
                                                                         (unaudited)

Revenues:
  Contract and government grants                                $      8,764   $      9,202
  License                                                              3,128          3,128
                                                                -------------  -------------
    Total revenues                                                    11,892         12,330
                                                                -------------  -------------
Operating expenses:
  Research and development                                            34,224         30,303
  General and administrative                                           5,576          5,168
  Restructuring charge                                                   537              -
  Amortization of intangibles                                            166            166
                                                                -------------  -------------
    Total operating expenses                                          40,503         35,637
                                                                -------------  -------------
Loss from operations                                                 (28,611)       (23,307)

Other income (expense):
  Interest income                                                        916          1,226
  Interest expense                                                    (1,233)          (918)
  Other income (expense), net                                             85             36
                                                                -------------  -------------
    Total other income (expense)                                        (232)           344
                                                                -------------  -------------
Loss before income taxes                                             (28,843)       (22,963)

Provision for income taxes                                                 -             95
                                                                -------------  -------------
Net loss                                                        $    (28,843)  $    (23,058)
                                                                =============  =============

Net loss per share, basic and diluted                           $      (0.40)  $      (0.39)
                                                                =============  =============

Shares used in computing basic and diluted net loss per share         71,512         59,261
                                                                =============  =============


                                  EXELIXIS, INC.
             RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)
                     (in thousands, except per share amounts)
                                    (unaudited)

                                                      Three Months Ended March 31,
                                                      ----------------------------
                                                           2004           2003
                                                      -------------  -------------
GAAP net loss                                         $    (28,843)  $    (23,058)
  Add back:
    Non-cash charges for amortization of intangibles           166            166
    Non-cash charges for stock compensation expense             33            444
    Restructuring charge                                       537              -
                                                      -------------  -------------
Non-GAAP net loss                                     $    (28,107)  $    (22,448)
                                                      =============  =============
Non-GAAP net loss per share, basic and diluted        $      (0.39)  $      (0.38)
                                                      =============  =============
Shares used in computing basic and diluted
  Non-GAAP net loss per share                               71,512         59,261
                                                      =============  =============

(1) These non-GAAP amounts are intended to illustrate the company's results from operations excluding restructuring charges and certain non-cash charges, including (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company's results from operations, excluding restructuring expenses and non-cash charges, which, in management's view, are not necessarily reflective of or directly attributable to operations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.


                                             EXELIXIS, INC.
                                     CONSOLIDATED BALANCE SHEET DATA
                                             (in thousands)

                                                                            March 31,      December 31,
                                                                              2004           2003 (2)
                                                                          --------------  --------------
                                                                            (unaudited)
Cash, cash equivalents, short-term investments and restricted
   cash of $5.1 million and $4.8 million in 2004 and 2003, respectively   $     207,011   $     241,930

Working capital                                                                 161,396         189,968

Total assets                                                                    321,657         357,794

Stockholders' equity                                                            134,647         161,482

(2) Derived from the audited consolidated financial statements


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